Exhibit 10.3

LETTER OF INTENT

Alcabideche, April 11, 2023

Mr. Chang Suk KIM

Director

BM International Distribution Limited

c/o Unit 719, 7/F, 131-132 Connaught Road West,
Hong Kong

Dear Mr. Kim,

Re: Opportunity to distribute SafeLan lancet device and lancet in Portugal

We thank you for sending us the product information on SafeLan lancet device and lancet through Mr. Dornelles Da Rocha Angelico. We understand that your company is an authorized distributor of these products, and that your company is looking for a sub-distributor in Portugal.

We like the products and we hereby wish o become a sub-distributor of the aforementioned products in Portugal, pending on the following:

1.	The due diligence exercise on the products by our company yields a satisfactory result;

2.	Your company and our company reach agreement on the key terms for a Sub-distribution Agreement (covering Portugal as the geographical area) including but not limited to:-

a.	Length of the Sub-distribution period;

b.	Minimum Order Quantity;

c.	Suggested pricing of the products;

d.	Marketing and sales support from your company to our company; and

e.	Payment terms.

We look forward to starting our due diligence process and negotiation on the key terms for a Sub-distribution Agreement as soon as possible.

Yours faithfully,

Miguel Alexandre Conceição
CEO - MICROLINE

Av. Republica, 3000 Estoril Office – Bloco B, 2°, n° 15 – 2649-517 Alcabideche – Portugal
Tel: +351 214 533 795 Fax: +351 214 535 681

Email: Miguel.conceicao@microline.pt – NIF: 507 337 425 - Capital Social: 100.000,00€ - M.C.R.C. de Cascais sob o n-° 507337425